UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) August 9, 2006

BLACKSANDS PETROLEUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-51427	20-1740044
(State or other jurisdiction	(Commission File number)	(IRS Employer Identification No.)
of incorporation or organization)

Suite 328, 369 Rocky Vista Park Drive Calgary, Alberta T3G 5K7, Canada

(Address of principal executive offices) (Zip Code)

(403) 399-2836

(Registrant’s Telephone Number, Including Area Code)

(Former Name, Address and Fiscal Year, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

Effective August 9, 2006, Blacksands Petroleum, Inc. (the “Company”) closed a private placement of units (“Units”) of its securities. The offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Regulation S and Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D under the Securities Act. Each Unit consisted of one share of common stock (“Common Stock”) and one common stock purchase warrant (“Warrants”). Each Warrant entitles its holder to purchase one share of Common Stock for an exercise price of $3.00 per share, and is exercisable for a two year period commencing October 1, 2006. The Units were offered at a price of $1.00 per Unit. The Company derived total gross proceeds of $10,604,700 from the sale of 10,854,700 Units in the offering. The Units were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States. No commissions were paid in connection with the offering.

The Company intends to utilize the proceeds of the offering to identify and acquire suitable candidates in the unconventional petroleum industry. Following the closing of the offering the funds will remain in escrow until a suitable acquisition candidate is identified and acquired. If the Company fails to complete a business acquisition within 12 months after the closing of the offering, subscription proceeds will be promptly returned to investors without interest or deduction.

As previously reported, effective May 6, 2006 the Company issued $1,000,000 principal amount of its convertible debentures (“Debentures”) to two accredited investors pursuant to the exemption from registration provided by Regulation D. The entire principal amount of the Debentures automatically converted into 1,000,000 Units, at a conversion price of $1.00 per Unit, simultaneously with the closing of the offering. No interest had accrued on the Debentures as of the date of their conversion.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Date: August 9, 2006	By:	/s/ Darren R. Stevenson

Name: Darren R. Stevenson Title: Chief Executive Officer